UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2013

ARTEC CONSULTING CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-186732	99-0381772
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

Allmandring str. 22d - 31

Stuttgart, Germany 70569

 (Address of principal executive offices, including zip code)

(702) 879-4245

 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01

Regulation FD Disclosure

Further to the Artec Consulting Corp. (the “Company”) Form 8-K filed with the Securities and Exchange Commission on October 28, 2013, the Company would like to provide additional information regarding its discussions with potential new management who are interested in taking the Company into a new strategic direction.

This new direction involves the Company becoming a vertically integrated marketing firm that provides “affiliate marketing”, publishing and related professional services focused on developing and executing comprehensive strategies and programs that support clients’ business goals.

Affiliate marketing is a type of performance-based marketing in which a business rewards one or more affiliates for each visitor or customer brought by the affiliate's own marketing efforts. The industry has four core players: the merchant (also known as 'retailer' or 'brand'), the network (that contains offers for the affiliate to choose from and also takes care of the payments), the publisher (also known as 'the affiliate'), and the customer.

As proposed, the Company will be positioned in the marketing value chain such that it will have the ability to act as an affiliate network and a publisher, providing clients with the ability to more effectively leverage marketing dollars and drive return on investment.

The completion of this described business change is conditioned on, among other things, the parties reaching agreement on all final terms and conditions of the proposed management change. The Company can provide no assurances that these conditions will be satisfied and cautions investors against making investment decisions based on any expectation that the proposed transaction will be consummated, because, in its view, such expectations are speculative.

{00149569.1 / 1010.002}

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Artec Consulting Corp.

Dated:  November 18, 2013

By:

/S/ Elizaveta Padaletc

        Name:  Elizaveta Padaletc

        Title:    President

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